ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated February 1, 2011

JPMorgan Chase & Co. Return Optimization Securities
Linked to a Basket of Corn, Soybeans and Wheat Futures Contracts due on or about February 17, 2012

Investment Description

Return Optimization Securities (the “Notes”) are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) with returns linked to the performance of an equally weighted basket (the “Basket”) of futures contracts on Corn, Soybeans and Wheat (each, a “Commodity” and collectively, the “Commodities”). If the Basket Return is positive, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Multiplier of 1.5 times the Basket Return, up to the Maximum Gain of 26% to 34% (to be determined on the Trade Date). If the Basket Return is zero, JPMorgan Chase will repay the full principal at maturity. However, if the Basket Return is negative, JPMorgan Chase will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative Basket Return. Investing in the Notes involves significant risks. JPMorgan Chase will not pay any interest on the Notes. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Market Exposure to Agricultural Commodities: The Notes provide exposure to an equally weighted basket of futures contracts on Corn, Soybean and Wheat.

❑	Enhanced Growth Potential: At maturity, the Notes enhance any positive Basket Return up to the Maximum Gain. If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity.

❑	Full Downside Market Exposure: If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity resulting in a loss of principal that is proportionate to the Basket’s decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	February 11, 2011
Settlement Date[1]	February 16, 2011
Final Valuation Date[2]	February 13, 2012
Maturity Date[2]	February 17, 2012
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of the Final Valuation Date” in the accompanying product supplement no. UBS-11-A-III. The Maturity Date is subject to acceleration as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE COMMODITIES AND THE RESULTING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-11-A-III BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Return Optimization Securities linked to an equally weighted basket of futures contracts on Corn, Soybeans and Wheat. The return on the Notes is subject to, and will not exceed, the predetermined Maximum Gain or the corresponding “maximum payment maturity per $10 Note,” both of which will be determined on the Trade Date. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

			Maximum Payment at	Initial
Commodities (Component Weighting)	Multiplier	Maximum Gain	Maturity per $10 Note	Basket Level	CUSIP	ISIN

Corn futures contract (1/3)	1.50	26.00% to 34.00%	$12.60 to $13.40	100	46634X492	US46634X4925
Soybeans futures contract (1/3)
Wheat futures contract (1/3)

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-11-A-III dated January 21, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-11-A-III. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Notes Linked to a Basket of Corn, Soybeans and		$10		$0.20		$9.80
Wheat Futures Contracts

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-26 of the accompanying product supplement no. UBS-11-A-III.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.20 per $10 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-11-A-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-11-A-III dated January 21, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-11-A-III, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-11-A-III dated February 1, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000645/e41704_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as an investment in the Basket.

®	You believe the Basket will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain of between 26% and 34% (the actual Maximum Gain will be determined on the Trade Date).

®	You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Notes if the Maximum Gain was set equal to the bottom of the range indicated on the front cover (the actual Maximum Gain will be set on the Trade Date).

®	You fully understand the risks associated with commodities generally and with agricultural commodities specifically.

®	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

®	You do not seek current income from your investment.

®	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Notes.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You require an investment designed to provide a full return of principal at maturity.

®	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has the same downside market risk as an investment in the Basket.

®	You believe that the level of the Basket will decline during the term of the Notes and is likely to close below the Initial Basket Level, or you believe the Basket will appreciate over the term of the Notes by more than the Maximum Gain.

®	You seek an investment that has unlimited return potential without a cap on appreciation.

®	You do not fully understand the risks associated with commodities generally and with agricultural commodities specifically.

®	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

®	You seek current income from this investment.

®	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and you seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-11-A-III for risks related to an investment in the Notes.

Indicative Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)

Term[1]	Approximately 12 months

Basket	The Notes are linked to an equally weighted basket consisting of futures contracts on (i) Corn, (ii) Soybeans and (iii) Wheat (each, a “Commodity” and collectively, the “Commodities”).

Component Weightings	With respect to: (i) Corn: 1/3, (ii) Soybeans: 1/3 and (iii) Wheat: 1/3.

Maximum Gain	26% to 34%. The actual Maximum Gain on the Notes will be determined on the Trade Date.

Multiplier	1.50

Payment at Maturity (per $10)

If the Basket Return is positive, we will pay you a cash payment at maturity per $10 principal amount Note, equal to:

$10 + [$10 x the lesser of (1.50 x Basket Return, and Maximum Gain)]

If the Basket Return is zero, we will pay you a cash payment at maturity of $10 per $10 principal amount Note.

If the Basket Return is negative, we will pay you a cash payment at maturity per $10 principal amount Note that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative Basket Return:

$10 + ($10 x Basket Return)

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level	Set equal to 100 on the Trade date.

Final Basket Level	The Basket Closing Level on the Final Valuation Date.

Basket Closing Level

On the Final Valuation Date, the Basket Closing Level will be calculated as follows:

100 x [1 + (Corn Return x 1/3) + (Soybeans Return x 1/3) + (Wheat Return x 1/3)], where the return for each Commodity is equal to the Commodity Return of the respective Commodity.

Commodity Return

With respect to each Commodity, the percentage change from the respective Initial Commodity Price to the respective Final Commodity Price, calculated as follows:

Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Initial Commodity Price	With respect to each Commodity, the Closing Price for such Commodity on the Trade Date, as determined by the calculation agent.

Final Commodity Price	With respect to each Commodity, the Closing Price for such Commodity on the Final Valuation Date, as determined by the calculation agent.

Closing Price

With respect to Corn, on any trading day, the Closing Price is the official settlement price per bushel on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “C 1” <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2” <Comdty>) will be used.

With respect to Soybeans, on any trading day, the Closing Price is the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Soybeans, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “S 1” <Comdty>), provided that if such date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “S 2” <Comdty>) will be used.

With respect to Wheat, on any trading day, the Closing Price is the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Wheat, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “W 1” <Comdty>), provided that if such date falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “W 2” <Comdty>) will be used.

[1]	Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Commodity Hedging Disruption Events” in the accompanying product supplement no. UBS-11-A-III and under “Key Risks — Risks Relating to the Notes Generally — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes” below.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples and Return Table of the Notes at Maturity

The following table and hypothetical examples illustrate the payment at maturity per $10.00 Note under different hypothetical scenarios for a hypothetical offering of the Notes, with the following assumptions (the Maximum Gain on the Notes will be set on the Trade Date):

Investment Term[1]:	Approximately 12 months
Initial Basket Level:	100
Multiplier:	1.5
Maximum Gain:	30.00%*
Range of Basket Performance:*	75% to -75%

*	The actual Maximum Gain will be set on the Trade Date and will be between 26.00% and 34.00%. If the actual Maximum Gain as determined on the Trade Date is less than 30.00%, your payment at maturity and return, if any, may be less than the applicable payment and return shown below.
**	The Basket performance range is provided for illustrative purposes only. The actual Basket Return may be below -75% and you therefore may lose up to 100% of your investment in the Notes

Final Basket Level	Basket Return	Payment at Maturity	Return on the Notes

175.00	75.00%	$13.00	30.00%

165.00	65.00%	$13.00	30.00%

155.00	55.00%	$13.00	30.00%

150.00	50.00%	$13.00	30.00%

145.00	45.00%	$13.00	30.00%

140.00	40.00%	$13.00	30.00%

135.00	35.00%	$13.00	30.00%

130.00	30.00%	$13.00	30.00%

125.00	25.00%	$13.00	30.00%

120.00	20.00%	$13.00	30.00%

115.00	15.00%	$12.25	22.50%

110.00	10.00%	$11.50	15.00%

105.00	5.00%	$10.75	7.50%

100.00	0.00%	$10.00	0.00%

95.00	-5.00%	$9.50	-5.00%

85.00	-15.00%	$8.50	-15.00%

80.00	-20.00%	$8.00	-20.00%

75.00	-25.00%	$7.50	-25.00%

70.00	-30.00%	$7.00	-30.00%

65.00	-35.00%	$6.50	-35.00%

60.00	-40.00%	$6.00	-40.00%

55.00	-45.00%	$5.50	-45.00%

50.00	-50.00%	$5.00	-50.00%

45.00	-55.00%	$4.50	-55.00%

40.00	-60.00%	$4.00	-60.00%

35.00	-65.00%	$3.50	-65.00%

30.00	-70.00%	$3.00	-70.00%

25.00	-75.00%	$2.50	-75.00%

Example 1 — On the Final Valuation Date, the Basket closes 10% above the Initial Basket Level. Since the Basket Return is 10%, we will pay you 1.5 x the Basket Return, or a 15% total return, and the payment at maturity per Note will be calculated as follows:

$10.00 + ($10.00 x 1.5 x 10%) = $10.00 + $1.50 = $11.50

Example 2 — On the Final Valuation Date, the Basket closes 35% above the Initial Basket Level. Since 1.5 x the Basket Return of 35% is more than the Maximum Gain of 30%, we will pay you the Maximum Gain of 30%, and the payment at maturity is equal to $13.00 per Note.

Example 3 — On the Final Valuation Date, the Basket closes at the Initial Basket Level. Since the Basket Return is 0%, we will repay the full principal amount and the payment at maturity is equal to $10.00 per Note.

Example 4 — On the Final Valuation Date, the Basket closes 20% below the Initial Basket Level. Since the Basket Return is -20%, we will pay you less than the full principal amount and the payment at maturity per Note is as follows:

$10.00 + ($10.00 x -20%) = $8.00

Accordingly, if the Final Basket Level is below the Initial Basket Level, we will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative Basket Return. You may lose up to 100% of your initial investment.

[1]	Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Commodity Hedging Disruption Events” in the accompanying product supplement no. UBS-11-A-III and under “Key Risks — Risks Relating to the Notes Generally — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes” below.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-11-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Notes should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Notes, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Commodities, any underlying commodities or instruments related to the Commodities or the underlying commodities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-11-A-III.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss: The Notes differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Notes. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is negative, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the Basket from the Trade Date to the Final Valuation Date. Accordingly, you could lose up to your entire investment in the Notes.

®	Correlation of Performances Among the Commodities May Reduce the Performance of the Notes, and Changes in the Value of the Commodities May Offset Each Other: The Commodities have historically exhibited correlated price movements. High correlation during periods of negative returns among the Commodities could have an adverse effect on your return on your investment at maturity. However, the prices of the Commodities may become uncorrelated in the future. If this happens, at a time when the price of one Commodity increases, the price of the other Commodities may not increase as much or may decline. Therefore, in calculating the level of the Basket, increases in the price of some Commodities may be moderated, or more than offset, by lesser increases or declines in the price of other Commodities.

®	The Multiplier Applies Only At Maturity: You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Notes and the return you realize may be less than the Basket Return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential maximum return from JPMorgan Chase only if you hold your Notes to maturity.

®	Your Potential Return on the Notes Is Limited by the Maximum Gain: The return potential of the Notes is limited by the Maximum Gain of 26% to 34% (actual Maximum Gain to be determined on the Trade Date). Therefore, you will not benefit from any positive Basket Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Notes may be less than it would be in a direct investment in the Basket or the Commodities.

®	Credit Risk of JPMorgan Chase & Co.: The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

®	No Interest Payments: We will not pay you any interest payments with respect to the Notes.

®	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

®	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	Lack of Liquidity: The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Commodities and, therefore, the market value of the Notes.

®	Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Market Price of the Commodities: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Commodities, or any underlying commodities, exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Commodities, may adversely affect the price of the Commodities and, therefore, the market value of the Notes.

®	Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the Closing Price of the Commodities on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

®	the volatility, frequency and magnitude of changes in the price of the Commodities;

®	supply and demand trends for the Commodities or the underlying commodities;

®	the time to maturity of the Notes;

®	interest and yield rates in the market generally;

®	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and

®	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Commodities

®	Investments Related to the Price of the Commodities May Be More Volatile than Traditional Securities Investments: The price of the Commodities are subject to variables that may be less significant to the prices of traditional securities such as stocks and bonds, and where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These additional variables may create additional investment risks that may cause the price of the Commodities to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the Notes to be more volatile than the prices of traditional securities.

®	The Notes do not offer direct exposure to physical commodities: The Notes will reflect the return on commodity futures contracts, not the return on the physical commodities underlying such commodity futures contracts. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on physical commodities.

®	Owning the Notes Is Not the Same as Owning the Commodities or Certain Other Related Contracts Directly: The return on your Notes will not reflect the return you would realize if you actually purchased the Commodities, or exchange-traded or over-the-counter instruments based on the Commodities. You will not have any rights that holders of such assets or instruments have.

®	Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes Which Could Result in an Accelerated Payment on the Notes: The commodity futures contracts that underlie the Notes are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Notes and affect the value of the Commodities and the Basket. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your Notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain energy and agricultural based commodities. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.

Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the Notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your Notes. If the payment on your Notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of the Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. UBS-11-A-III for more information.

®	The Market Price of Corn Will Affect the Value of the Notes: Because the Notes are linked, in part, to the performance of the price of the first nearby month futures contract for #2 Yellow Corn (or, if the day on which the price is determined falls within the notice period for delivering of Corn under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Notes will depend in part on the market price of Corn. The price of corn is primarily affected by the global demand for, and supply of, Corn. The demand for corn is in part linked to the development of industrial and energy uses for Corn. This includes the use of Corn in the production of ethanol. The demand for Corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for Corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for Corn might decrease. The supply of Corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of Corn. In addition, technological advances could lead to increases in worldwide production of Corn and corresponding decreases in the price of corn

®	The Market Price of Soybeans Will Affect the Value of the Notes: Because the Notes are linked, in part, to the performance of the price of the first nearby month futures contract for deliverable grade Soybeans (or, if the day on which the price is determined falls within the notice period for delivering of Soybeans under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Notes will depend in part on the market price of Soybeans. Demand for Soybeans is in part linked to the development of agricultural, industrial and energy uses for Soybeans. In addition, prices for Soybeans are affected by governmental programs and policies regarding agriculture and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect Soybeans prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. The substitution of the commodities for Soybeans could also impact the price of Soybeans. The supply of Soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of Soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of Soybeans and corresponding decreases in the price of Soybeans.

®	The Market Price of Wheat Will Affect the Value of the Notes: Because the Notes are linked, in part, to the performance of the price of the first nearby month futures contract for deliverable grade Wheat (or, if the day on which the price is determined falls within the notice period for delivering of Wheat under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Notes will depend in part on the market price of Wheat. The price of wheat is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally. Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of Wheat. Wheat prices may also be influenced by or dependant on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power. Extrinsic factors also affect grain prices such as natural disasters, pestilence, wars and political and civil upheavals. Substitution of other commodities for wheat could also impact the price of Wheat. The supply of Wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of Wheat and corresponding decreases in the price of Wheat.

®	Suspension or Disruptions of Market Trading in the Commodity and Related Options Futures Markets May Adversely Affect the Price of a Commodity and the Value of the Notes: The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of a Commodity and, therefore, the value of your Notes.

®	Prices of Commodities in a Single Sector Tend to Be More Volatile than, and May Not Correlate with, the Prices of Commodities Generally: The Notes are linked exclusively to futures contracts on three agricultural commodities and not to a diverse basket of commodities or a broad-based commodity index. The price of the Commodities may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Notes are linked solely to futures contracts on three agricultural commodities, they carry greater risk and may be more volatile than notes linked to prices of multiple commodities or a broad-based commodity index.

Historical Information Regarding the Commodities

The information in the three charts below and on the next page reflects the historical Closing Price per bushel of the first nearby futures contracts for Corn, Soybeans and Wheat, stated in U.S. cents, as reported by Bloomberg Performance® Series (“Bloomberg”) for each day in the period from January 2, 2001 through January 31, 2011. As of January 31, 2011, the Closing Prices of Corn, Soybeans and Wheat were 659.50 cents, 1413.00 cents and 840.75 cents, respectively. The historical performance of the price of Corn, Soybeans and Wheat should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of Corn, Soybeans and Wheat on any given day in the future.

Your payment at maturity will be based on the performance of an equally weighted basket consisting of futures contracts on Corn, Soybeans and Wheat. An increase in the price of a Commodity may have a positive impact on the Basket Return. Conversely, a decrease in the price of a Commodity may have a negative impact on the Basket Return. Price movements in the Commodities may not correlate with each other, and increases in the price of one or more of the Commodities may be moderated, or more than offset, by lesser increases or declines in the price of the other Commodities. See “Key Risks — Correlation and Performances Among the Commodities May Reduce the Performance of the Notes, and Changes in the Value of the Commodities May Offset Each Other” above.

We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg.

Supplemental Plan of Distribution

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-26 of the accompanying product supplement no. UBS-11-A-III.

We expect that delivery of the Notes will be made against payment for the Notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fourth business day following the expected pricing date of the Notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.